PHILIP VOGEL & CO. PC
CERTIFIED PUBLIC ACCOUNTANTS

12400 COIT ROAD
SUITE 1000
DALLAS, TEXAS 75251-2005
214/346-5800 Fax: 214/346-5899
E-mail: firm@philipvogel.com

Consent of Independent Auditors

The Board of Directors
Preferred Voice, Inc.

We hereby consent to the use in the Form 10-K filing of our report dated June 24, 2011 relating to the balance sheets of Preferred Voice, Inc. as of March 31, 2011, and 2010 and statements of operations, changes in shareholders' equity, and cash flows for the years ended March 31, 2011 and 2010, which are contained in that filing.

Philip Vogel & Co. PC

Philip Vogel & Co. PC

Dallas, Texas

June 24, 2011